AGREEMENT ON TRANSFER OF
                             PARTICIPATION INTEREST

               pursuant to the Section 115 of the Commercial Code


This Agreement on Transfer of Participation Interest ("Agreement") is entered into this 17th day of July, 1996 between the following Parties:


The Parties to this Agreement are:

1. Ceska sporitelna, a. s., with its registered office at Prague 1, Na Prikope 29, 113 98, IDN 45 24 47 82, represented by JUDr. Karel Kotrba, the Vice-Chairman of the Board of Directors and the First Deputy to the General Director and JUDr. Rudolf Hanus, the Member of the Board of Directors and the Deputy to the General Director ("Transferor").

2. CME MEDIA ENTERPRISES B.V., with its registered office at Leidseplein 29, Amsterdam, Netherlands, represented by Leonard M. Fertig, Managing Director ("Transferee").

     ("Parties")

                                    Recitals

1. The Company. The Company means Ceska nezavisla televizni spolecnost, spol. s r. o., a limited liability company organised and registered under the laws of the Czech Republic, with its registered seat at Vladislavova 20, Prague 1 ("Company" or the "CNTS"), IDN 49616668.

2. The Participation Interests. The Company has a total of 3 Participation Interests registered, which represent 100% of the registered capital of the Company. The registered capital of the Company is 400,000,000 CZK.

3. The Transferor. The Transferor owns Participation Interest which is representative of 22% of the registered capital of the Company which is representative of contribution of 88,000,000 CZK.


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                                   Article I.
                       Transfer of Participation Interest

1. The Transferor offers and transfers and the Transferee accepts and acquires the part of the Transferor's Participation Interest in the Company which is representative of contribution of 80,000,000 CZK.

3. During next 3 years following the enforceability of this Agreement, Transferee has a right to demand the Transferor to transfer the balance of his Participation Interest, which is representative of contribution of 8,000,000 CZK, to the Transferee or to a third party specified by the Transferee, and the Transferor is obliged to transfer such balance of his Participation Interest to the specified party. The consideration for such additional transfer is included in the price pursuant to Article II. of this Agreement.

                                   Article II.
                                 Purchase Price

The purchase price for the Participation Interest is one billion (1.000.000.000
CZK) Czech Crowns.

                                  Article III.
                Representations and warranties of the Transferor

1. Transferor possesses an unlimited ownership of the Participation Interest described above, and declares that the Participation Interest is not pledged or encumbered in any way and the Participation Interest is transferable pursuant to the Memorandum of Association.

2. No action which could dilute or modify the rights of Transferee as an owner of the Participation Interest has been taken or is pending.


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3.   The Transferor is not in bankruptcy or in a situation which could lead to its liquidation.

4. The Transferor made and shall make all substantial decisions for the transfer.

5. The Transferor submitted to the General Meeting of the Company held before the execution of this Agreement the changes of the Memorandum of Association and obtained an approval with the proposal (i) to divide the Participation Interest into two parts, in order to facilitate the transfer of the part which is representative of the contribution of 80,000,000 CZK to the Transferee immediately following the signing of this Agreement and the part representative of the contribution of 8,000,000 CZK which will remain in Transferor's ownership and (ii) the proposal to change the Memorandum of Association of the Company in order to incorporate that a request for an approval of the transfer of the Participation Interests need not be filed with the Council of the Czech Republic of TV and Radio Broadcasting.

                                   Article IV.
                Representations and warranties of the Transferee

1. The Transferee is a private company duly incorporated, organised and existing under the laws of the Netherlands.

2. The Transferee has the power and authority to execute and deliver this Agreement. Such execution, delivery and performance have been duly authorised by all necessary corporate action on its part. This Agreement has been duly executed and delivered by its duly binding obligations enforceable against it in accordance with the terms hereof except.

3.   The execution, delivery and performance of this Agreement will not:

     3.1 violate or conflict with any provision of Transferee's internal regulations; or

     3.2 violate in any respect any the laws of the Czech Republic and the Netherlands; or
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     3.3  violate, conflict with, or constitute a breach of default of the
          Transferor in any respect . 4. No consent, approval or authorisation of, or declaration of filing with any public authority, is required by Transferee for the valid execution of this agreement.

5. There are no claims, actions, suits proceedings or investigations pending or, to the best or Transferee's knowledge, which if adversely determined, would restrain or affect the consummation of the transactions contemplate by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transaction to rescinded.

                                   Article V.
                               Companies Registry

The both Parties notify the Executives of the Company will register the changes in the formation documents of the Company in the Companies Registry.

                                   Article VI.
                                  Final clauses

1. Force majeure. Either Party is not responsible for any failure to perform its obligations hereunder due to force majeure, which shall include, but not be limited to, fires, floods, natural disasters, wars, acts of God, or due to any other cause beyond the reasonable control of the Party. If force majeure shall occur, the affected Party shall promptly give notice thereof to the other Party and use its best efforts to cure or correct such event of force majeure.

2. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any announcement regarding the Agreement shall be given to the second Party by registered letter with notice of receipt or by fax confirmed by letter and shall be deemed served the day of the reception of the letter or of the fax.

3. Entire Agreement. This Agreement constitutes the entire agreement between the Parties. Any amendment to this Agreement must be executed in writing and signed by the Parties. This Agreement superceeds any existing verbal arguments.

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4.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Czech Republic.

5.   Arbitration.

     5.1 All disputes between the Parties arising in connection with this Agreement or related to the breach of it, validity of it or rights related to it, which can be solved by the conciliation pursuant to the
          Section 99 of the Civil Procedure Act, shall be finally settled pursuant to the Act No. 216/1994 Coll., on arbitration and the execution of the arbitration settlements, by three Arbitrators.

     5.2 Each Party appoints one Arbitrator, the appointed Arbitrators then elect the Chair Arbitrator. If the Party does not appoint the Arbitrator within 30 days after the delivery of the request of the second Party, or if the appointed Arbitrators are not able to elect the Chair Arbitrator within the same period, the Chair Arbitrator shall be appointed by the Arbitration Court.

     5.3  The arbitration will take place in Prague.

     5.4 The arbitration shall be governed by the laws of the Czech Republic, but the Arbitrators may decide pursuant to the principle of the equity and the Parties expressly authorise them to do it.

     5.5 The Parties shall respect the arbitration settlement and realise it immediately.


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6.   Language. This Agreement is made in the English and Czech language versions of this Agreement. The Czech version is prevailing.

7. Addresses. For the purpose of this Agreement, the addresses of the Parties shall be the following:

          For Transferor:  Ceska sporitelna, a.s.
                           Na Prikope 29
                           113 98 Praha 1

                           Fax: + 42 2 6107 3070

          For Transferee:  CME Media Enterprises B.V.
                           Leidseplein 29
                           Amsterdam
                           the Netherlands

                           Fax: + 44 171 292 7901

8. Validity and enforceability. This Agreement is valid and enforceable upon the signature of the Agreement by both Parties.

9. Final provisions. The Agreement is executed in six counterparts in both languages. Both Parties will take three counterpart in both languages.

Executed at Prague, Czech Republic, this 17th day of July, 1996.



By and on behalf of the Transferor:
                                            ------------------------------



By and on behalf of the Transferee:
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

                                    ANNEX TO
                            THE AGREEMENT ON TRANSFER
                            OF PARTICIPATION INTEREST

This Annex dated on 17th of July, 1996 to the Agreement on Transfer of Participation Interest ("Agreement") dated on 17th day of July, 1996 ("Annex") is entered between the following Parties:

The parties:

1. Ceska Sporitezna, a. s., with its registered office at Prague 1, Na P0ikopi 29, 113 98, IDN: 45 24 47 82, represented by JUDr. Karel Kotrba, the Vice-Chairman of the Board of Directors and the First Deputy to the General Director and JUDr. Rudolf Hanus, the Member of the Board of Directors and the Deputy to the General Director ("Transferor").

2. CME MEDIA ENTERPRISES B.V., with its registered office at Leidseplein 29, Amsterdam, Netherlands, represented by Leonard M. Fertig, Managing Director ("Transferee").

("Parties")

                                    Recitals

Parties to the Agreement on Transfer of Participation Interest dated on 17th day of July, 1996, agreed on this Annex.

                                   Article I.
                     Terms of payment of the purchase price

1.   The purchase price shall be paid as follows:

     1.1 450,000,000 CZK shall be paid within 30 days after the enforceability of this Agreement. The purchase price (or its parts) shall be transferred onto the account being notified by the transferor to the Transferee.

     1.2. 150.000.000 CZK shall be paid on or before 15th day of November 1996 in cash to the Transferor's account.

     1.3 The balance of the purchase price shall be paid in the amount of 400,000,000 CZK on or before the end of April 1997.

                                   Article II.
                Representations and warranties of the Transferor

Transferor provides a loan to the Transferee for the payment of the balance of the purchase price described in Article I. para 1.1 a 1.3 of the Annex. The Loan shall be for the Transferee's disposition as stated in the Loan Agreement.

                                  Article III.
                Representations and warranties of the Transferee

Transferee has the financial ability to pay the purchase price and shall respect the term's Loan Agreement, under the conditions determined by this Annex.

                                   Article IV.
                         Confidentiality and disclosures

1. Transferor and Transferee undertake to maintain as private and confidential:

          (a) all negotiations relating to the purchase of the Participation Interest pursuant to this Agreement; and

          (b) any expert opinions and reports prepared on the basis of information provided by the company and/or the Parties;

2. The Transferor and the Transferee undertakes to refrain from providing any and all information relating to (a) and (b), except for any direct or indirect subsidiary, parent or affiliate, which shall be bound by the same confidentiality undertaking as provided herein above.

3. Information is understood to include all material, reports, contracts, accounting and business documents, drawings, photographs and other documents provided on the basis of the Agreement.

4. This undertaking of confidentiality does not apply to information: already known by one Party before received from the other Party; publicly known; agreed to by both Parties or provided pursuant to the orders of the appropriate state bodies.


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

5. This undertaking of confidentiality is valid until the balance of the Participation Interest has been transferred pursuant to the Article I. of the Agreement.

6. The Parties shall keep this Annex secret and confidential. No press release or any other public disclosure of this Annex shall be made without a prior written consent of the other Party.

                                   Article V.
                                  Final clauses

1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Czech Republic.

2. Language. This Agreement is made in the English and Czech language versions of this Agreement. The Czech version is prevailing.

3. Validity and enforceability. This Agreement is valid and enforceable upon the signature of the Agreement by both Parties.

4. Special provision. The Parties acknowledge that the Council for Radio and TV Broadcasting of the Czech Republic was requested to cancel the conditions of the broadcasting licence No. 001/1993 issued by the Council on February 9, 1993 to CET 21, spol. s r. o., including, but not limited the condition No. 17 and such decision has not been entered by the Council. The Parties assume that pursuant to the Act No. 301/1995 Coll. amending the Act No. 468/1991 Coll., on Radio and TV Broadcasting, as amended, this condition is not enforceable. With respect to the legal security and continuous validity of the licence No. 001/1993 the Parties shall be obliged in the event the court has entered an enforceable decision that an approval is for such transfer necessary and in the absence of Council enforceable decision to approval such transfer to transfer back to each other the Participation Interest and their price paid in order to restore the original status of the Parties before the conclusion of this Agreement.

5. Final provision. The Agreement is executed in six counterparts in both languages. Both Parties will take three counterpart in both languages.


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

Executed at Prague, Czech Republic this 17th day of July 1996.

By and on behalf of the Transferor:


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By and on behalf of the Transferee:


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